Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces the Purchase of an Assisted Living Facility in Georgia

MURFREESBORO, Tenn. – (September 15, 2011) National Health Investors, Inc. (NYSE:NHI) announced today it has closed a $5.4 million purchase of a 60-unit assisted living community with four independent living cottages in Greensboro, Georgia known as Willow Run Retirement Center and has leased the facility to Senior Living Management.  The purchase price was funded from NHI’s available cash.  The assisted living community has been renamed Savannah Court of Lake Oconee.

The Savannah Court at Lake Oconee community, which was built in 1998, attracts private payment for services and is being leased to Senior Living Management for a term of nine years at an initial lease rate of 8.5% plus annual fixed escalators.  Senior Living Management now operates or manages 25 assisted living and memory care communities in Georgia, Florida and Pennsylvania.  The lease of the Savannah Court facility expands NHI’s relationship with Senior Living Management to a total of six communities in a master lease with an initial term expiring in 2020, plus renewal options.

Justin Hutchens, NHI’s CEO and President stated, “The acquisition of this stabilized private-pay assisted living community continues the execution of our selective growth plan and expands our relationship with Senior Living Management.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital, an acute care hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI.  Additional information about NHI, including its most recent press releases, may be obtained on NHI's website at www.NHIReit.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year.  Copies of these filings are available at no cost on the SEC's website at http://www.sec.gov or on NHI’s website at http://www.NHIReit.com.